UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Dot Hill Systems Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Election of Directors
Information Regarding the Board of Directors and Corporate Governance
Report of the Audit Committee of the Board of Directors
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Code of Business Conduct and Ethics
Ratification Of Selection Of Independent Auditors
Security Ownership of Certain Beneficial Owners And Management
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation of Directors
Executive Compensation
2006 Summary Compensation Table(1)
Policies and Procedures with Respect to Related Party Transactions
Certain Relationships and Related Transactions
Householding of Proxy Materials
Other Matters

DOT HILL SYSTEMS CORP.
2200 Faraday Avenue, Suite 100
Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Dot Hill Systems Corp., a Delaware corporation. The meeting will be held on May 25, 2007 at 8:30 a.m. local time at our headquarters located at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008, for the following purposes:

1. To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 5, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Dana W. Kammersgard
President and Chief Executive Officer

Carlsbad, California
April 17, 2007

Our 2006 Annual Report, which includes financial statements, is being mailed with the proxy statement accompanying this notice. Kindly notify American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, telephone (877) 777-0800, if you did not receive a report, and a copy will be sent to you.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in the proxy statement accompanying this notice as promptly as possible in order to ensure your representation at the meeting, or you may vote by telephone or on the Internet by following the instructions in the proxy statement accompanying this notice and on your proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy card issued in your name from that record holder.

DOT HILL SYSTEMS CORP.
2200 Faraday Avenue, Suite 100
Carlsbad, California 92008

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2007

Questions and Answers

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Dot Hill Systems Corp. is soliciting your proxy to vote at its 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and the accompanying proxy card on or about April 17, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 5, 2007, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 45,236,262 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy using the accompanying proxy card, the telephone or the Internet. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	the election of two directors to hold office until our 2010 Annual Meeting of Stockholders, and

•	the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2007.

How do I vote?

For the election of directors, you may either vote “For” the nominee or you may “Withhold” your vote for the nominee. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the accompanying proxy card, the telephone or the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the accompanying proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 24, 2007 to be counted.

•	To vote on the Internet, go to http:/ /www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the accompanying proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 24, 2007 to be counted.

We provide Internet proxy voting to allow you to vote your shares on line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 5, 2007, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both of the nominees for director and “For” the ratification of the selection of Deloitte & Touche LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our Secretary at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 19, 2007, to our Secretary at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than January 18, 2008 but no earlier than December 19, 2007. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, the ratification of the selection of Deloitte & Touche LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 45,236,262 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 22,618,176 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election of Directors

Our Certificate of Incorporation provides that our Board of Directors shall be divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Our Board of Directors currently consists of six members. There are two directors in the class whose term of office expires at the 2007 Annual Meeting of Stockholders, Kimberly E. Alexy and Joseph D. Markee. Ms. Alexy and Mr. Markee are both currently directors that were approved by the Nominating and Corporate Governance Committee and elected by the Board. Ms. Alexy was recommended by Charles F. Christ, Chairman of our Board of Directors and a non-management director. Mr. Markee was recommended by James L. Lambert, our Chief Executive Officer at the time of Mr. Markee’s election to the Board. If elected at the annual meeting, each of Ms. Alexy and Mr. Markee would serve until the 2010 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

Directors are elected by a plurality of the votes present at the meeting or represented by proxy and they are entitled to vote at the meeting. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and our management has no reason to believe that either nominee will be unable to serve.

We invite all of our directors and nominees for director to attend our annual meeting of stockholders. The nominee for election as a director at our 2006 Annual Meeting of Stockholders and three of our other directors attended our 2006 Annual Meeting of Stockholders.

The Board Of Directors Recommends A Vote For the Election of the Nominees Named Above.

The following is biographical information as of March 1, 2007 for the nominees for director and each director whose term will continue after the 2007 Annual Meeting of Stockholders.

Name	Age	Position

Kimberly E. Alexy	36	Director
Charles F. Christ	68	Chairman of the Board
Dana W. Kammersgard	51	President, Chief Executive Officer and Director
Joseph D. Markee	53	Director
W.R. Sauey	79	Director
Roderick M. Sherwood, III	53	Director

Nominees for Election for a Three-Year Term Expiring at our 2010 Annual Meeting of Stockholders

Kimberly E. Alexy has served as a member of our Board of Directors since December 2005. Ms. Alexy is presently the Founder and Principal at Alexy Capital Management, a private investment management company, and was formerly Senior Vice President and Managing Director of Equity Research for Prudential Securities. She served as principal technology hardware analyst for the firm and provided research and ratings on technology companies within the storage industry. Additionally, she received accolades from the Wall Street Journal as “Best on the Street” in the computer sector, and was ranked for three consecutive years as a top equity research analyst by Institutional Investor Magazine. Prior to joining Prudential, Ms. Alexy was Vice President of Equity Research at Lehman Brothers where she composed research launch reports for the successful initial public offerings of companies. Prior to her tenure with Lehman Brothers, Ms. Alexy was Assistant Vice President of Corporate Finance at Wachovia

Bank. Ms. Alexy is a Chartered Financial Analyst, and holds an M.B.A. in Finance and Accounting from the College of William and Mary as well as a B.A. in Psychology from Emory University.

Joseph D. Markee has served as a member of our Board of Directors since June 2004. Mr. Markee has served as Managing Director of Express Ventures, LLP, a venture capital firm, since November 2005 and was Chief Executive Officer for Figure 8 Wireless Inc., a wholly owned subsidiary of Chipcon Group ASA, until May 2005. Chipcon Group ASA is a leading provider of ZigBee ready software and networking solutions focused on standardized wireless communications. Prior to Figure 8, Mr. Markee was Co-Founder and Founding Chief Executive Officer of Copper Mountain Networks. Copper Mountain designs, develops and delivers subscriber access and broadband remote access server solutions for facilities-based carrier networks. From 1988 to 1995, Mr. Markee was Co-Founder and held several senior management roles at Primary Access, a remote access server company which was sold to 3Com Corporation in 1994. Mr. Markee is also a member of the Board of Directors of Metalink, Ltd., a global provider and developer of high performance wireline and wireless broadband communication silicon solutions. Mr. Markee graduated from the University of California, Davis where he received a B.S. in Electrical Engineering and Computer Science.

Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

Dana W. Kammersgard has served as our President since August 2004. In March 2006, Mr. Kammersgard was appointed as a member of our Board of Directors and our Chief Executive Officer and President. From August 1999 to August 2004, Mr. Kammersgard served as our Chief Technical Officer. Mr. Kammersgard was a founder of Artecon, Inc., our predecessor company, and served as a director from its inception in 1984 until the merger of Artecon with Box Hill Systems Corp. to become Dot Hill Systems Corp. in August 1999. At Artecon, Mr. Kammersgard served in various positions since 1984, including Secretary and Senior Vice President of Engineering from March 1998 until August 1999 and as Vice President of Sales and Marketing from March 1997 until March 1998. Prior to co-founding Artecon, Mr. Kammersgard was the Director of Software Development at CALMA, a division of General Electric Company. Mr. Kammersgard holds a B.A. in Chemistry from the University of California, San Diego.

W.R. Sauey has served as a member of our Board of Directors since the merger of Box Hill Systems Corp. and Artecon, Inc. in August 1999. From August 1999 until July 2000, Mr. Sauey served as our Chairman of the Board. Mr. Sauey was a founder of Artecon and served as its Chairman of the Board from Artecon’s inception in 1984 until the merger of Box Hill and Artecon. Mr. Sauey founded and serves as Chairman of the Board for a number of manufacturing companies in the Nordic Group of Companies, a group of privately-held independent companies of which Mr. Sauey is the principal shareholder. He is also a member of the World Presidents Organization (WPO) and serves on the Board of Directors of the National Association of Manufacturers (NAM) and Baraboo Bancorporation. He has been past Trustee for the State of Wisconsin Investment Board, serving until 2003. Mr. Sauey holds an M.B.A. from the University of Chicago. Mr. Sauey is the father-in-law of James L. Lambert, who retired as our Chief Executive Officer and Vice Chairman in March 2006.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Charles F. Christ has served as our Chairman of the Board since July 2000. Mr. Christ is also a director of Agilysys, Inc., a broad-line distributor of computer products. From 1997 to 1998, Mr. Christ served as President, Chief Executive Officer and a director of Symbios, Inc. (acquired by LSI Logic in 1998), a designer, manufacturer and provider of storage systems, as well as client-server integrated circuits, cell-based applications-specific integrated circuits and host adapter boards. He was Vice President and General Manager of the Components Division of Digital Equipment Corp. (DEC), where he launched and managed StorageWorks, DEC’s storage division. Mr. Christ received an M.B.A. degree from Harvard Business School, and completed his undergraduate degree earning a Bachelors in Industrial Engineering at General Motors Institute, now known as Kettering University.

Roderick M. Sherwood, III has served as a member of our Board of Directors since June 2006. Mr. Sherwood has served as Chief Financial Officer, Operations for The Gores Group, LLC, a private equity firm, since 2005. From 2002 until 2005, Mr. Sherwood was Senior Vice President and Chief Financial Officer for Gateway, Inc.

where he was responsible for corporate financial processes and controls, treasury activities and cost reduction programs. He was also integrally involved in Gateway’s acquisition of eMachines. Prior to his tenure with Gateway, Mr. Sherwood was Executive Vice President and Chief Financial Officer for Opsware, Inc. (formerly Loudcloud, Inc.). Mr. Sherwood has over 25 years experience in successful financial and operations capacities for companies such as Chrysler Corporation and Hughes Electronics Corporation. Mr. Sherwood received his MBA degree from Harvard Business School and holds an Honors Bachelor of Arts Degree, with Distinction, in Economics from Stanford University.

Executive Officers and Key Employees

The following is biographical information as of March 1, 2007 for our executive officers and key employees not discussed above.

Name	Age	Position

Hanif I. Jamal	46	Senior Vice President, Chief Financial Officer and Corporate Secretary
Philip A. Davis	39	Executive Vice President of Worldwide Field Operations
James Kuenzel	53	Senior Vice President of Engineering
Robert Finley	57	Vice President of Manufacturing Operations

Executive Officers

Hanif I. Jamal has served as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since July 2006. Prior to joining Dot Hill, Mr. Jamal was at Gateway Inc. where he was Vice President and Corporate Treasurer from April 2004 through July 2006 and Vice President of Gateway Financial Services from September 2002 to April 2004. Mr. Jamal also served in a number of leadership positions over 17 years within Hewlett-Packard Company in the customer financing division, HP Technology Finance. Mr. Jamal led HP’s customer financing operations in North America, Latin America and Europe and was also Vice President and General Manager for HP’s Commercial and Consumer Financing Division. In 1998, he established Hewlett-Packard International Bank in Dublin, Ireland, and served as Managing Director through 2000. Mr. Jamal holds an MBA from Stanford Graduate School of Business and a Bachelor of Science degree, with Honors, in Management Sciences from the University of Manchester Institute of Science and Technology in the United Kingdom.

Philip A. Davis has served as our Executive Vice President of Worldwide Field Operations since March 2007. Previously, Mr. Davis served as Senior Vice President of Worldwide Sales and Marketing following Dot Hill’s acquisition of Chaparral Network Storage, Inc. While at Chaparral, Mr. Davis served as Senior Vice President Worldwide Sales from 2003 to 2004. From 2002 to 2003, Mr. Davis was Vice President of Field Operations for RLX Technologies, Inc., a blade server provider, and from 1999 to 2002, he was Senior Vice President of Sales and Marketing and Executive Vice President of Corporate Strategy and Business Development for BetaSphere, Inc., a provider of product lifecycle management solutions. Mr. Davis has also served in various sales management positions at Update.com Software, Inc., Vixel Corporation, PMC-Sierra, Inc., and Texas Instruments, Inc. Mr. Davis holds a B.S. in Electronic Engineering from California Polytechnic State University, San Luis Obispo.

Key Employees

James Kuenzel has served as our Senior Vice President of Engineering since February 2006. Mr. Kuenzel joined Dot Hill after leaving Maranti Networks Inc. where he began his tenure in 2002 as Vice President of Engineering and then was appointed to President and Chief Operating Officer. Kuenzel has also held Vice President of Engineering positions at McData Corporation, Cabletron Systems, Inc. and Digital Equipment Corporation. Mr. Kuenzel attended Georgetown University Extension, University of Wisconsin Extension, and holds an A.A. in Electronics from Philco Ford Technical Institute.

Robert Finley joined us as Vice President of Supply Base Management in March 2006. Mr. Finley has served as our Vice President of Manufacturing Operations since March 2007. Prior to joining Dot Hill, Mr. Finley was vice president of manufacturing, new product introductions and service repair operations from 2001 to 2006 for McData Corp., a storage networking provider. From 1996 to 2001, Mr. Finley served in a variety of executive operations positions, most recently as Vice President of Business Programs Management for SMTC manufacturing, a global EMS company. Mr. Finley has also served in various operations management positions at Disposal Sciences, Inc., Century Data Inc., Amcodyne Inc. and Storage Technology Corp. Mr. Finley holds a B.S. in Electronics Engineering Technology from Arizona State University where he also completed one year of post graduate work in Business Administration.

Information Regarding the Board of Directors and Corporate Governance

Independence of the Board of Directors and its Committees

As required under Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that our directors are independent directors within the meaning of the applicable Nasdaqlisting standards, except for Mr. Kammersgard, our President and Chief Executive Officer, and Mr. Sauey, who is the father-in-law of James L. Lambert, who retired as our Chief Executive Officer and Vice Chairman in March 2006.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met 16 times and acted by written consent one time during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

As required under applicable Nasdaq listing standards, in fiscal 2006, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following is a description of each committee and its functions.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Audit Committee met 11 times during the fiscal year ended December 31, 2006 and consisted of Messrs. Christ, Markee and Sherwood and Ms. Alexy, with Mr. Sherwood serving as chair of the committee since his appointment as a director in June 2006. Norman R. Farquhar, who previously served as chair of the Audit Committee, passed away in March 2006. Ms. Alexy served as acting chair of the committee from March 2006 until Mr. Sherwood’s appointment in June 2006.

The functions of the Audit Committee include, among other things: overseeing our corporate accounting and financial reporting process, the quality and integrity of our financial statements and reports and the qualifications, independence and performance of the certified public accountants engaged as our independent auditors; providing oversight assistance with respect to ethical compliance programs as established by management and our Board of Directors; evaluating the performance and assessing the qualifications of our independent auditors; determining whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors; reviewing and approving the retention of our independent auditors to perform any proposed permissible non-audit and audit-related services; monitoring the rotation of partners of our independent auditors on our engagement team as required by law; reviewing and approving the financial statements to be included in our Annual Report on Form 10-K; and discussing with our management and our independent auditors the results of our annual audit and the results of our quarterly financial statements. The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, tax or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. Sherwood qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Mr. Sherwood’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition, Ms Alexy would also qualify as an “audit committee financial expert.”

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dot Hill under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. During 2006, the members of the Audit Committee were Messrs. Christ, Farquhar, Markee and Sherwood and Ms. Alexy. The Board has determined that all members of the Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Management is responsible for the financial statements and reporting process, including the system of internal controls. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee oversees and reviews these processes and has reviewed and discussed the financial statements with management and our independent auditors. The Audit Committee is not, however, employed by Dot Hill, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and us that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee, with and without management present, discussed and reviewed the scope, plan and results of the independent accountants’ examination of the financial statements. Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended

December 31, 2006 for filing with the SEC. The Audit Committee also approved the selection, subject to stockholder ratification, of the independent accountants and the Board concurred in such authorization.

Audit Committee

Roderick M. Sherwood, III
Chairman
Kimberly E. Alexy
Charles F. Christ
Joseph D. Markee

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Compensation Committee met 11 times and acted by written consent one time during the fiscal year ended December 31, 2006 and as of December 31, 2006 consisted of Ms. Alexy and Messrs. Christ and Markee, with Mr. Markee serving as chair of the committee. The functions of the Compensation Committee include, among other things: reviewing and approving our overall compensation strategy and policies; reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviewing and approving the compensation and other terms of employment of our executive officers; and administering our stock option and purchase plans, deferred compensation plans and other similar programs. Commencing this year, the Compensation Committee also began to review and compose with management our Compensation Discussion and Analysis.

Typically, the Compensation Committee meets once each quarter and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer and the Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Consult RJ, an independent compensation consultant, to conduct a comprehensive executive compensation market review for the purpose of establishing executive compensation packages for the fiscal year 2007. In addition, the Compensation Committee worked with Consult RJ to determine base salary, annual bonus targets and long term incentive plans for key hires. As part of its engagement, Consult RJ was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Consult RJ also aided the Compensation Committee in its discussion and analyses of various alternatives for our target bonuses, including mixes of performance-based stock options, restricted stock and cash. Consult RJ, with management’s assistance, ultimately developed recommendations that were presented to the Compensation Committee for its consideration. The Compensation Committee utilized those recommendations extensively in the development of the executive compensation plan.

In September 2006, the Audit Committee adopted a stock option grant policy, pursuant to which the Compensation Committee approves all stock option grants to employees and officers to purchase shares of Dot Hill’s common stock. Pursuant to the policy, the Compensation Committee generally will meet once a quarter prior to general public release of Dot Hill’s annual or quarterly revenues and earnings for such period to approve recommended stock option grants. The effective date for the approved stock options will be the third business day after the general public release of Dot Hill’s annual or quarterly revenues and earnings, as applicable, following the applicable Compensation Committee meeting. The Compensation Committee may vary this procedure if it determines that applicable circumstances, such as public disclosure requirements or other factors, justify doing so. The exercise price for the stock option grants will be set at the closing price of Dot Hill’s common stock on the last trading day prior to the effective date of grant, in accordance with the terms of Dot Hill’s equity incentive plans. The closing price of Dot Hill’s common stock will be determined by reference to the Nasdaq Stock Market, in accordance with the terms of Dot Hill’s equity incentive plans. All stock option grants to directors under our 2000 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, are made automatically in accordance with the terms of the Directors’ Plan.

Prior to the adoption of the stock option grant policy, the Compensation Committee delegated authority to the Chief Executive Officer to grant, without any further action required by the Compensation Committee, stock options to our employees who are not officers. The purpose of this delegation of authority was to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the Chief Executive Officer could not grant options to acquire more than 30,000 shares per employee. Typically, as part of its oversight function, the Compensation Committee reviewed on a quarterly basis the list of grants made by the Chief Executive Officer. During the fiscal year ended December 31, 2006, the Chief Executive Officer exercised his authority to grant options to purchase an aggregate of 598,750 shares to a total of 60 non-officer employees.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth fiscal quarter of the prior year and the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and promotions, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, spreadsheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As indicated above, during 2006 the Compensation Committee consisted of Ms. Alexy and Messrs. Christ and Markee, with Mr. Markee serving as chair of the committee. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dot Hill under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Compensation Committee

Joseph D. Markee
Chairman
Kimberly E. Alexy
Charles F. Christ

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2006 and as of December 31, 2006 consisted of Ms. Alexy and Messrs. Christ and Markee, with Mr. Christ serving as chair of the committee. The functions of the Nominating and Corporate Governance Committee include, among other things: overseeing all aspects of our corporate governance functions on behalf of the Board, including procedures for compliance with significant applicable legal, ethical and regulatory requirements that affect corporate governance; making recommendations to the Board regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as our directors; serving as a focal point for communication between such candidates, non-committee directors and our management; recommending candidates to the Board; and making such other recommendations to the Board regarding affairs relating to our directors as may be needed.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, relevant business experience, skills and such other factors as it deems appropriate given the current needs of the Board of Directors and Dot Hill, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relevant considerations. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

At this time, the Nominating and Corporate Governance Committee has not adopted a policy to consider director candidates recommended by stockholders, in part because to date, the Nominating and Corporate Governance Committee has not received a director nominee from any stockholder, including any stockholder or stockholders holding more than five percent of our voting stock. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With The Board Of Directors

Persons interested in communicating their questions, concerns or issues to our Board of Directors or our independent directors may address correspondence to the Board of Directors, a particular director or to the independent directors generally, in care of Dot Hill Systems Corp. at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Board or the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.dothill.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

Proposal 2

Ratification Of Selection Of Independent Auditors

The Audit Committee of our Board of Directors has engaged Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2007 and is seeking ratification of such selection by our stockholders at the 2007 Annual Meeting of Stockholders. Deloitte & Touche LLP has audited our financial statements since 1999. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Dot Hill and our stockholders.

To be approved, the ratification of the selection of Deloitte & Touche LLP as our independent auditors must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, collectively referred to as the Deloitte Entities, for the fiscal years ended December 31, 2006 and 2005. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2006	2005

Audit Fees(1)	$1,642,000	$1,140,000
Audit-related Fees(2)	31,000	19,000
Tax Fees(3)	309,000	249,000
All Other Fees	—	1,500

Total Fees	$1,982,000	$1,409,500

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., consents), and assistance in responding to SEC comment letters.

(2)	Represents fees for services rendered for the audit of our 401(k) plan.

(3)	Represents fees for professional services rendered for tax compliance, tax advice and tax planning. The nature of these services was to prepare state and federal income tax returns and extensions for returns, to respond to requests related to various state and city audits and tax-related notices, to investigate various options related to international tax planning strategies, and to assist in determining appropriate structures for foreign branches and subsidiaries.

During the fiscal year ended December 31, 2006, none of the total hours expended on the Company’s financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte & Touche LLP. The Audit Committee’s approval of the scope and fees of the engagement of the independent auditor is given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence.

The Board Of Directors Recommends A Vote For the Ratification of the Selection of Deloitte & Touche LLP as our Independent Auditors for the Fiscal Year Ending December 31, 2007.

Security Ownership of Certain Beneficial Owners And Management

The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2007 by: (i) each of our directors and nominees, (ii) each of our named executive officers, including former executive officers (iii) all of our directors, nominees and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 45,205,097 shares outstanding on March 1, 2007, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 30, 2007, which is 60 days after March 1, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

		Percentage of
	Number of Shares	Shares Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned	Owned

ICM Asset Management, Inc.(2)	4,122,054	9.1%
TCW Asset Management Co.(3)	3,879,304	8.6%
Wellington Management Co. LLP(4)	3,468,700	7.7%
Dimensional Fund Advisors, Inc.(5)	3,041,548	6.7%
Goldman Capital Management, Inc.(6)	2,341,500	5.2%
Becker Capital Management, Inc.(7)	2,324,975	5.1%
Hanif I. Jamal	—	—
Philip A. Davis(8)	201,374	*
Dana W. Kammersgard(9)	872,399	1.9%
Preston S. Romm(10)	400	*
James L. Lambert(11)	1,688,910	3.7%
Patrick E. Collins(12)	—	—
Shad L. Burke(13)	22,084	*
W.R. Sauey(14)	1,854,945	4.1%
Roderick M. Sherwood, III(15)	50,000	*
Charles F. Christ(16)	208,000	*
Joseph D. Markee(17)	90,000	*
Kimberly E. Alexy(18)	70,000	*
All directors, nominees and executive officers as a group (9 persons)(19)	3,368,802	7.4%

*	Less than one percent.

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Dot Hill Systems Corp., 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008.

(2)	The address for ICM Asset Management Inc., is: 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

(3)	The address for TCW Asset Management Co. is: The TCW Group, Inc., on behalf of the TCW Business Unit, 865 South Figueroa Street, Los Angeles, CA 90017.

(4)	The address for Wellington Management Co. LLP is: 75 State Street, Boston, MA 02109.

(5)	The address for Dimensional Fund Advisors, Inc. is: 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	The address for Goldman Capital Management, Inc. is: 320 Park Avenue, New York, NY 10022.

(7)	The address for Becker Capital Management, Inc is: 1211 SW Fifth Avenue, Suite 2185, Portland, OR 97204.

(8)	Includes options to purchase 183,333 shares exercisable within 60 days of March 1, 2007.

(9)	Includes 218 shares held by Lisa Kammersgard, the spouse of Mr. Kammersgard, as to which shares Mr. Kammersgard disclaims beneficial ownership, and options to purchase 521,665 shares exercisable within 60 days of March 1, 2007.

(10)	Includes 400 shares held by Joseph and Neva Romm Family Trust, as to which Mr. Romm is co-trustee. Mr. Romm resigned as our Chief Financial Officer, Treasurer and Secretary in March 2006.

(11)	Includes 925,072 shares held jointly with Pamela Lambert, the spouse of Mr. Lambert, 1,440 shares held by Pamela Lambert, 66 shares held by Mr. Lambert’s daughter, 1,332 shares held by the James L. Lambert IRA and options to purchase 761,000 shares exercisable within 60 days of March 1, 2007. Mr. Lambert retired as our Chief Executive Officer and Vice Chairman in March 2006.

(12)	Mr. Collins resigned as our Chief Operating Officer in July 2006.

(13)	Includes options to purchase 22,084 shares exercisable within 60 days of March 1, 2007.

(14)	Includes 429,703 shares held by Flambeau Inc. and 33,866 shares held by Seats, Inc. Mr. Sauey is Chairman of the Board and the principal stockholder of Flambeau Inc. and Seats, Inc. Mr. Sauey disclaims beneficial ownership of all the above-listed shares, except to the extent of his pecuniary or pro rata interest in such shares. Also includes options to purchase 190,000 shares exercisable within 60 days of March 1, 2007.

(15)	Includes options to purchase 50,000 shares exercisable within 60 days of March 1, 2007.

(16)	Includes options to purchase 208,000 shares exercisable within 60 days of March 1, 2007.

(17)	Includes options to purchase 90,000 shares exercisable within 60 days of March 1, 2007.

(18)	Includes options to purchase 70,000 shares exercisable within 60 days of March 1, 2007.

(19)	Includes options to purchase 1,335,082 shares exercisable within 60 days of March 1, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Compensation of Directors

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2006 to each of our non-employee directors.

	Fees Earned or	Option Awards
	Paid in Cash	(1)(2)(3)	Total
Name	($)	($)	($)

Kimberly E. Alexy	$75,887	$55,104	$130,991
Charles F. Christ	$135,500	$55,104	$190,604
Joseph D. Markee	$73,500	$55,104	$128,604
W.R. Sauey	$43,500	$55,104	$98,604
Roderick M. Sherwood, III	$39,497	$18,593	$58,090

(1)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during 2006 under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R, or SFAS No. 123R, “Share Based Payment.” Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 in Note 1 to Consolidated Financial Statements under the heading “Change in Accounting for Share-Based Compensation.”

(2)	The full grant date fair value of each award reported in this column, as calculated under SFAS No. 123R, is $55,104, $55,104, $55,104, $55,104 and $128,135 for Ms. Alexy, Mr. Christ, Mr. Markee, Mr. Sauey and Mr. Sherwood, respectively. Total on each grant, not just the grant price FMV.

(3)	The aggregate number of shares subject to option awards as of December 31, 2006 was 70,000, 208,000, 90,000, 190,000 and 50,000 for Ms. Alexy, Mr. Christ, Mr. Markee, Mr. Sauey and Mr. Sherwood, respectively.

Each of our non-employee directors excluding the Chairman of the Board receives an annual fee of $24,000, plus an additional $1,500 for each scheduled regular meeting of the Board. The Chairman of the Board receives an annual fee of $72,000 plus an additional $1,500 for each scheduled regular meeting of the Board. Members of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors also receive additional fees. Each Audit Committee member receives an annual fee of $5,000, with the exception of the Chair of the Audit Committee, who receives an annual fee of $7,000. Each Compensation and Nominating and Corporate Governance Committee member receives an annual fee of $3,000 for each such committee on which they serve, with the exception of the Chair of each of the committees, who receives an annual fee of $4,000. Committee members also receive $1,000 for each committee meeting attended, independent of the particular committee. During the fiscal year ended December 31, 2006, the total compensation paid to non-employee directors was $367,884. All members of our Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings in accordance with Dot Hill policy.

Each of our non-employee directors also receives stock option grants under the Directors’ Plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code, or the Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed as a director and who, for at least one year preceding such election or appointment, has at no time served as a non-employee director, is automatically granted under the Directors’ Plan, without further action by us, our Board of Directors or our stockholders, an option to purchase 50,000 shares of our common stock as of the date of such election or appointment. In addition, as of the date of the annual meeting each year, each member of our Board of Directors who is not an employee and has served as a non-employee director for at least four months is automatically granted under the Directors’ Plan and without further action by us, our Board of Directors or our stockholders, an option to purchase 20,000 shares of our common stock. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant, which is deemed to be equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market on the last market trading day prior to the effective date of grant. Initial option grants under the Directors’ Plan become exercisable, or vest, over four years during the optionholder’s service as a director of the Company and any subsequent employment of the optionholder by, and/or service by the optionholder as a consultant to, us or an affiliate, collectively referred to as service. With respect to any initial grant of options, 25% of such options vest after one year of service and the remainder vest monthly over 36 months. Initial option grants under the Directors’ Plan permit exercise prior to vesting, but in such event, the optionholder is required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate. Annual option grants under the Directors’ Plan are fully vested on the date of grant. The term of options granted under the Directors’ Plan is 10 years. In the event of our merger with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving us, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

During 2006, we granted options under the Directors’ Plan covering 20,000 shares to each of our four non-employee directors as of the 2006 annual meeting, at an exercise price of $4.33 per share (based on the closing sales price reported on the Nasdaq Stock Market on the day preceding the date of grant). The closing price of our common stock on the date of grant was $4.48 per share Additionally, we granted options under the Directors’ Plan covering 50,000 shares to Roderick M. Sherwood, III, a non-employee director, on the date of his commencement of service as director, at an exercise price of $4.02 (based on the closing sales price reported on the Nasdaq Stock Market on the day preceding the date of grant). The closing price of our common stock on the date of grant was $3.88 per share.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our executive compensation structure is designed to attract, motivate and retain the services of executive management and to align the interests of our executives with those of our stockholders. We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual performance-based bonus and long-term equity-based incentives. We place significant emphasis on pay-for-performance-based incentive compensation programs. These programs are designed to reward for achievement of corporate and individual goals. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other most highly-compensated executive officers, which are collectively referred to as the named executive officers.

Our executive compensation program has been designed by the Compensation Committee of our board of directors to:

•	Attract and retain highly skilled and experienced team members by establishing a compensation structure that is competitive with those offered by other companies with whom we compete for management talent;

•	Closely align compensation for our executive management team with our short-term and long-term performance;

•	Build stockholder value by providing incentives based on achievement of corporate goals; and establish compensation programs that are equitable internally within Dot Hill; and

•	Provide differentiated compensation based on individual performance.

The Compensation Committee is comprised of independent directors within the meaning of the applicable SEC and Nasdaq rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Board of Directors and its Committees — Compensation Committee” and the Compensation Committee charter, which is available on our website at www.dothill.com. A primary responsibility of the Compensation Committee is to determine compensation for our executive officers, including reviewing and approving annual corporate and individual goals.

To aid the Compensation Committee in performing its duties, our Chief Executive Officer provides recommendations concerning the compensation of the executive officers, excluding himself. The Compensation Committee deliberates and discusses the performance of the Chief Executive Officer and is solely responsible for determining the Chief Executive Officer’s compensation. Additionally, each executive officer participates in establishing the key policies for Dot Hill as well as the objectives of our company as a whole. Likewise, our executive officers are asked to provide feedback on their own performance. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

We evaluate the achievement of our corporate and individual goals on a quarterly basis as well as at the end of the completed fiscal year. At the end of each quarter, we review the progress being made toward achievement of the goals as well as each executive’s overall ongoing performance. At the end of the year, we review final results versus goals and begin discussions regarding performance goals for the next fiscal year.

Competitive Market Review

Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large and established high tech companies. We believe we have competitive advantages in our ability to offer significant upside potential through long-term equity-based incentives. Nonetheless, we must recognize market cash compensation levels and satisfy the day to day financial requirements of our candidates through competitive base salaries and cash bonuses. We draw upon Radford High Technology Executive Total Compensation Surveys, proxy data from public competitors and an independent compensation consultant, as well as from information we generate internally. A comprehensive market review is conducted at least every other year, and in advance of determining compensation levels for key hires and promotions. Our management and Compensation Committee review data that analyzes various cross-sections of our industry, as well as relevant geographical areas. Our targeted pay position to the market is the 50th percentile for all compensation elements.

Market Benchmarks

Fiscal 2005

In December 2004, for the fiscal year 2005, the Compensation Committee engaged Consult RJ, an independent compensation consultant, to conduct an Executive Compensation Market Review that compares our executive total compensation programs and levels to those in the market. Consult RJ worked directly with the Compensation Committee and management to interpret results, make certain specific and general recommendations and assist in the determination of next steps. Consult RJ used the following market references to compare our executive total compensation practices and levels to those in the market.

•	Radford High Tech Total Compensation Executive Survey, which is the industry leader in high technology compensation surveys. Data was gathered from this survey source for California-based high technology companies with annual revenue of $200 to $500 million.

•	Proxy data from eight of our publicly traded competitors in the software, computer and peripheral industries of similar size to Dot Hill.

Fiscal 2006

In December 2005, Consult RJ worked directly with the Compensation Committee to design a comprehensive executive package appropriate for the fiscal year 2006. Data from the prior year’s market review relative to Dot Hill’s executive pay position as compared to market were considered in developing the executive compensation packages for fiscal year 2006.

Fiscal 2007

In the fourth quarter of 2006, the Compensation Committee again engaged Consult RJ to conduct a comprehensive Executive Compensation Market Review for the purpose of establishing executive compensation packages for the fiscal year 2007. Consult RJ worked directly with the Compensation Committee and management to interpret results, and to make certain specific and general recommendations. Consult RJ used the following market references to compare our executive total compensation practices and levels to those in the market:

Radford High Tech Total Compensation Executive Survey. Data was gathered from this survey source from all of the following groups:

•	Southern California high tech companies with revenues between $200 and $999 million;

•	the software, computer and peripheral industries (of all sizes);

•	all high technology companies (for the analysis, data from this group was reduced by 10% to reflect the fact that many of the companies are much bigger than Dot Hill);

•	a custom list of 22 companies with total revenues of less than $500 million; and

•	a custom list of 66 companies of all revenue sizes (for the analysis, data from this group was reduced by 15% to reflect the fact that approximately half the companies in this list are much bigger than Dot Hill).

•	Proxy data from 13 of our publicly traded competitors in the software, computer and peripheral industries that had a median annual revenue of $494.1 million.

Components of Executive Compensation Program

To accomplish our executive compensation program objectives, compensation for our executive officers generally consists of the following components: base salary, annual bonus based on corporate and individual performance and stock options that are intended to provide long-term incentives tied to increases in the value of our common stock. Philip A. Davis, our Executive Vice President of Worldwide Field Operations has an additional commission component based on corporate revenue as defined in accordance with United States generally accepted accounting principles. Our executive officers are also entitled to potential payments upon specified termination in connection with a change-in-control event. Additionally, our executive officers are entitled to other benefits, such as medical insurance, that are generally available to our employees.

Base Salary

Fiscal 2006

The amount of salary paid during 2006 to each of our named executive officers is shown in the “Summary Compensation Table” below. The initial base salary for each executive officer was established after taking into account the officer’s qualifications, experience, prior salary, competitive salary information and internal equity. Each executive officer’s salary is reviewed annually by the Compensation Committee. In 2006, base salaries were determined by the Compensation Committee based on an assessment of the executive’s performance against job responsibilities, overall company performance and competitive salary information. In assessing competitive salary information, the Compensation Committee reviews and considers peer group information as described above. Furthermore, when considering annual base salary increases, the Compensation Committee considers total cash compensation, which is comprised of both base salary and the annual performance-based bonus described below.

In March 2006, the Compensation Committee approved the 2006 Executive Compensation Plan. The 2006 Executive Compensation Plan included base salary increases, effective January 1, 2006, for our President and Chief Executive Officer, Dana W. Kammersgard, from a base salary of $350,000 to $367,500 and for Philip A. Davis, our then Senior Vice President of Worldwide Sales and Marketing from $220,000 to $242,000. In addition, pursuant to the 2006 Executive Compensation Plan our former Chief Financial Officer, Preston S. Romm, and our former Chief Operating Officer, Patrick E. Collins, received increases in their base salary. Mr. Romm resigned in March 2006 and Mr. Collins resigned in July 2006. The increase in Mr. Romm’s base salary was awarded by our Compensation Committee to recognize his accomplishments in 2005. In addition, the Compensation Committee also considered the low relative position of each of our executives’ 2005 base salary versus market benchmarks in determining salary increases.

Also in March 2006, our former Chief Executive Officer, James L. Lambert, resigned. Mr. Lambert was not a participant in the 2006 Executive Compensation Plan. From March 2006 to July 2006, Shad L. Burke served as our interim Chief Financial Officer. Mr. Burke was also not a participant in the 2006 Executive Compensation Plan. Mr. Burke’s base salary of $190,000 was established after taking into account his performance against job responsibilities, overall company performance and competitive salary information.

In July 2006, we appointed Hanif I. Jamal as our Senior Vice President, Chief Financial Officer and Corporate Secretary. Mr. Jamal’s initial base salary of $270,000 was established after taking into account Mr. Jamal’s qualifications, experience, prior salary, competitive salary information and internal equity. Upon Mr. Jamal’s appointment as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary he became a participant in the 2006 Executive Compensation Plan.

Fiscal 2007

In February 2007, the Compensation Committee approved the 2007 Executive Compensation Plan, which sets forth executive compensation for fiscal 2007 for Messrs. Kammersgard, Jamal and Davis. Pursuant to the 2007 Executive Compensation Plan, Messrs. Kammersgard and Jamal did not receive annual base salary increases. Mr. Davis was promoted from Senior Vice President, Worldwide Sales and Marketing to Executive Vice President, Worldwide Field Operations and his annual base salary was increased, effective January 1, 2007, from $242,000 to $260,000. The increase in base salary for Mr. Davis was awarded by the Compensation Committee to recognize the low relative position of his current base salary versus market benchmarks.

Annual Performance-Based Bonus

Annual bonuses may be awarded to our executive officers in accordance with the executive compensation plan for the applicable year, as established by the Compensation Committee.

Fiscal 2006

Pursuant to the 2006 Executive Compensation Plan, each of the named executive officers was eligible to receive cash bonuses in an amount to be calculated in accordance with the terms of the 2006 Executive Compensation Plan. Payment of the 2006 bonuses for each of the named executive officers that were eligible for a bonus were proportionately dependent on the achievement of certain annual financial results, certain quarterly management business objectives and on revenues associated with a certain customer, as follows:

			Revenues Associated
		Management Business	With a Specific
Named Executive Officer	Financial Goals	Objectives	Customer

Dana W. Kammersgard	50%	40%	10%
Hanif I. Jamal	—	100%	—
Philip A. Davis	50%	40%	10%

The financial goals and management business objectives for 2006 were established by the Compensation Committee and were weighted based on overall importance to the success of Dot Hill as determined by the Compensation Committee. The financial goals related to revenue and operating income and the management business objectives focused on each executive’s respective area of responsibility and were designed to support overall corporate goal achievement. These goals were collectively designed to be challenging but attainable.

The target 2006 bonuses for 100% goal achievement for Messrs. Kammersgard, Jamal and Davis were set at 80%, 55% and 50%, respectively, of their applicable 2006 base salaries. For each executive, achievement of the target bonus potential amounts would result in total cash compensation that was within the appropriate target ranges identified by the Compensation Committee.

In February 2007, the Compensation Committee reviewed the performance of our named executive officers against the financial goals and management business objectives set forth in the 2006 Executive Compensation Plan and approved the payment of 2006 bonuses to Messrs. Jamal and Davis in the amounts of $41,980 and $21,742, respectively. Mr. Kammersgard did not receive a 2006 bonus. The Compensation Committee determined that Dot

Hill did not meet its financial goals and management business objectives; however, the Compensation Committee awarded bonuses to Mr. Jamal pursuant to an obligation set forth in his employment agreement and based upon his achievement of his individual goals and to Mr. Davis based upon his achievement of certain individual goals.

The target 2006 performance-based bonus that Messrs Kammersgard, Jamal and Davis could have received and the actual 2006 bonus paid to them was as follows:

				Actual Bonus
	Base Salary	Target Bonus	Actual Bonus Paid	as Percentage
Named Executive Officer	($)	($)	($)	of Base Salary

Dana W. Kammersgard	$367,500	$294,000	—	—
Hanif I. Jamal	$109,039	$59,971	$41,980	39%
Philip A. Davis	$242,000	$121,000	$21,742	9%

Fiscal 2007

As discussed above, in February 2007, the Compensation Committee approved the 2007 Executive Compensation Plan, which establishes target 2007 cash bonuses for Messrs. Kammersgard, Jamal and Davis equal to 40%, 27.5% and 25%, respectively, of their applicable base salaries, or $147,000, $74,250 and $65,000, respectively.

In addition, performance-based stock options were granted on February 27, 2007 for Messrs. Kammersgard, Jamal and Davis in the amounts of 81,667, 41,250 and 36,111, respectively. The stock options have a Black-Scholes value approximately equal to each executive officer’s target 2007 cash bonus. The options will terminate 10 years after the effective date of grant, or earlier in the event the optionholder’s service to us is terminated and have an exercise price per share of $3.57, the closing price of our common stock as reported on the Nasdaq Stock Market for Monday, February 26, 2007. Subject to the named executive officer’s continued service to us, the shares of common stock subject to bonus stock options vest based on and to the extent of achievement of the financial goals and management business objectives set forth in the 2007 Executive Compensation Plan, as determined by the Compensation Committee at the end of the 2007 fiscal year end.

The cash bonuses will only be paid and the bonus stock options will only vest upon achievement of certain financial goals in 2007 as outlined below. If the financial goals are not achieved at a minimum 90% level, then the cash bonus will not be paid and these stock options will not vest and will be forfeited. Payment of the 2007 target cash bonus and vesting of the performance-based stock options is proportionately dependent on the achievement of financial goals and management business objectives, as follows:

		Management Business
Named Executive Officer	Financial Goals	Objectives

Dana W. Kammersgard	100%	0%
Hanif I. Jamal	80%	20%
Philip A. Davis	75%	25%

The financial goals and management business objectives for 2007 were established by the Compensation Committee and were weighted based on importance. The financial goals relate to revenue and operating income and the management business objectives are focused on each executive’s respective area of responsibility and designed to support overall corporate goal achievement. No payment of the 2007 cash bonus will be made, nor will the performance-based stock options vest, unless the financial goals are achieved at a minimum 90% level, and thereafter payment of the bonus portion and option vesting tied to corporate financial goals will be made as follows:

		% of
		Performance-based
	% of Target	Stock Options
% of Financial Goal Achievement	Cash Bonus Earned	Vested

<90%	—	—
≥90% and < 95%	50%	50%
≥95% and < 100%	75%	75%
≥100 and < 105%	90%	90%
≥105% and < 110%	95%	95%
≥110% and < 115%	100%	100%
≥115% and < 120%	110%	100%
≥120% and < 130%	120%	100%
≥130% and < 140%	130%	100%
≥140% and < 150%	140%	100%
≥150%	150%	100%

In addition to the 2007 performance-based bonus described above, the Compensation Committee with input from the Board of Directors established a 2007 stretch financial plan with an associated stretch bonus for the key executives. This stretch bonus enables each of our key executives to earn a cash bonus equal to up to 100% of each executive’s target 2007 cash bonus, payable upon the achievement of additional financial goals. The 2007 stretch bonus will not be paid unless the financial goals for the 2007 performance-based bonus plan described above are achieved at a minimum 90% level and unless the additional financial goals specific to the 2007 stretch bonus are achieved at specified minimum levels.

The maximum cash bonus each of our named executive officers could earn in 2007, including cash payment for the stretch bonus, is as follows:

	Maximum Cash Bonus	Maximum Cash Bonus as
Named Executive Officer	Payable ($)	Percentage of Base Salary

Dana W. Kammersgard	$367,500	100%
Hanif I. Jamal	$178,200	66%
Philip A. Davis	$154,375	59%

Long-Term Equity-Based Incentives

Our long-term equity-based incentives are primarily in the form of stock option awards pursuant to our 2000 Amended and Restated Equity Incentive Plan, or the 2000 EIP. The objective of the stock option awards is to further enhance our executive officers’ long-term incentive to increase stockholder value, including our stock price. We believe that stock option-based compensation achieves this objective by directly linking the economic benefit to recipients of stock option awards with our stock’s performance. We also believe that the performance of the executive team has a direct effect on stock price and that stock option-based compensation encourages executive retention because the awards are designed to vest over time.

Stock options granted to our named executive officers are approved by the Compensation Committee and are granted effective as of the third business day following the first general public release of our annual or quarterly revenues and/or earnings following the date of approval. The Compensation Committee may vary this procedure if it determines that applicable circumstances, such as public disclosure requirements or other factors, justify doing so. Stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code, and commence vesting upon the effective date of grant. Generally, 25% of the shares subject to the stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances. Certain of the stock options discussed above are also subject to performance-based vesting in accordance with the 2007 Executive Compensation Plan. The stock options expire 10 years from the effective date of grant. The exercise price per share of each stock option granted to our named executive officers is equal to the fair market value of our common stock on the effective date of grant, which is deemed to be equal to the closing sales price of our common stock as reported on the Nasdaq Stock Market on the last market trading day prior to the effective date of grant.

In general, each executive officer receives stock option grants in connection with his or her hire or promotion, and annually in the first quarter of each year. The size of each annual grant is based on an analysis of the following key factors for each executive:

•	benchmarking against our peer group, including an analysis of option plan utilization percentages;

•	corporate and individual performance against goals; and

•	individual stock ownership.

Fiscal 2006

In March 2006, the Compensation Committee approved annual stock option grants to our named executive officers tied to 2005 performance. In addition, in connection with his appointment as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Mr. Jamal received an initial stock option grant. The size of the annual stock option grants for Messrs. Kammersgard, Davis and our former Chief Financial Officer, Mr. Romm, and the initial option grant for Mr. Jamal were based on the analysis described above. Stock option grants made during 2006 to named executive officers are reflected in the “Grants of Plan-Based Awards Table” and outstanding stock option awards to named executive officers as of December 31, 2006 are reflected in the “Outstanding Equity Awards at Fiscal Year-End Table.”

Fiscal 2007

In February 2007, the Compensation Committee approved the following annual stock option grants and bonus stock option grants, to our named executive officers.

Executive Officer	Annual Stock Options

Dana W. Kammersgard	200,000
Hanif I. Jamal	75,000
Philip A. Davis	150,000

The options will terminate 10 years after the effective date of grant, or earlier in the event the optionholder’s service to us is terminated and have an exercise price per share of $3.57, the closing price of our common stock as reported on the Nasdaq Stock Market for Monday, February 26, 2007. The annual stock options were awarded after taking into consideration tenure with Dot Hill, corporate and individual performance, competitive benchmarks and individual stock ownership and vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years.

Change of Control Payments

We have entered into change of control agreements with each of our executive officers, the terms of which are described under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change in Control.” We believe these change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Employee Stock Purchase Plan

We have also established our 2000 Employee Stock Purchase Plan available to all of our employees, including our executive officers, which is intended to encourage employees to continue in our employ and to motivate employees through an ownership interest in Dot Hill. Under our 2000 Employee Stock Purchase Plan, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.

Other Benefits

We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including our executive officers, which are comparable to those provided at similar companies.

Accounting and Tax Considerations

Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our named executive officers unless such compensation is treated as “performance-based compensation” within the meaning of the Code. As the cash compensation paid by us to our named executive officers is expected to be below $1 million and the Compensation Committee believes that stock options granted under the 2000 EIP to our named executive officers meet the requirements for treatment as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to Dot Hill with respect to the compensation of its executives. In determining the form and amount of compensation for our named executive officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

Effective January 1, 2006, we adopted the fair value method of accounting for stock-based compensation arrangements in accordance with SFAS No. 123R, which establishes accounting for non-cash, stock-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period, which for us is generally the vesting period. We adopted SFAS No. 123R using the modified prospective method. Under the modified prospective method, prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated non-cash compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro-forma disclosure purposes under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that was earned during the fiscal year ended December 31, 2006 by our chief executive officer and each of our other executive officers earning greater than $100,000, including three former officers. We refer to these officers in this proxy statement as the “named executive officers.”

2006 Summary Compensation Table(1)

					Non-Equity
					Incentive
				Option	Plan	All Other
		Salary	Bonus(2)	Awards(3)	Compensation(4)	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Dana W. Kammersgard	2006	$367,500	—	$465,308	—	—	$832,808
President, Chief Executive Officer
Hanif I. Jamal	2006	$114,231	$29,986	$45,370	$11,994	—	$201,581
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Philip A. Davis(5)	2006	$242,000	—	$187,392	$21,742	$90,517	$541,651
Executive Vice President of Worldwide Sales and Marketing
Shad L. Burke(6)	2006	$190,577	—	$53,890	$25,000	$500	$269,967
Former Interim Chief Financial Officer
James L. Lambert(7)	2006	$66,154	—	$720,516	—	$225,838	$1,012,508
Former Chief Executive Officer and Vice — Chairman
Preston S. Romm(8)	2006	$60,682	$100,000	$143,957	—	$16,632	$321,271
Former Chief Financial Officer, Treasurer and Secretary
Patrick E. Collins(9)	2006	$133,269	—	—	—	$337,528	$470,797
Former Chief Operating Officer

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named executive officer which do not exceed $10,000 in the aggregate.

(2)	Amounts listed in this column represent guaranteed and discretionary bonuses earned during the fiscal year ended December 31, 2006. Mr. Jamal’s bonus was paid in the first quarter of 2007.

(3)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during 2006 under SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 in Note 1 to Consolidated Financial Statements under the heading “Change in Accounting for Share-Based Compensation.” Included in James L. Lambert’s option award compensation expense is $652,529 associated with the acceleration of vesting in connection with a consulting agreement.

(4)	Amounts listed in this column represent performance-based bonuses earned during the fiscal year ended December 31, 2006. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(5)	All Other Compensation for Mr. Davis consisted of 401(k) matching of $500, vacation buyback of $9,308 and commission on revenue of $80,709.

(6)	All Other Compensation for Mr. Burke consisted of 401(k) matching of $500. In July of 2006, Mr. Burke returned to his previous position as our Vice President of Finance and Controller following his tenure as Interim Chief Financial Officer.

(7)	All Other Compensation for James L. Lambert consisted of payout of vacation at time of termination of $44,642; COBRA reimbursement of $14,530 and consulting fees of $166,666. Mr. Lambert retired as our Chief Executive Officer and Vice Chairman in March 2006, but continues to provide consulting services to Dot Hill.

(8)	All Other Compensation for Preston S. Romm consisted of payout of vacation at time of termination of $16,632. Mr. Romm resigned as our Chief Financial Officer in March 2006.

(9)	All Other Compensation for Patrick E. Collins consisted of payout of vacation at time of termination of $4,664, COBRA reimbursement of $6,579 and consulting fees of $326,285. Mr. Collins resigned as our Chief Operating Officer in July 2006, but continued to provide consulting services to Dot Hill until November 2006.

Employment and Change of Control Agreements

In August 1999, we entered into an employment contract with James L. Lambert that provided for a base salary during fiscal 2005 in the amount of $400,000. The employment contract was terminable at the option of either us or Mr. Lambert “for cause” or, upon 30 days written notice, for convenience and “without cause.” If we terminated for convenience, Mr. Lambert was entitled to a severance payment equal to his then-current annual base salary. In addition, following termination of employment other than due to death or disability, we were able to hire Mr. Lambert as a consultant for a period of one year at a cost of 25% of his then-current annual base salary, during which period Mr. Lambert could not engage in any business activities that directly compete with our business. The agreement also provided for indemnification of Mr. Lambert, non-disclosure of our confidential or proprietary information and health and dental insurance for Mr. Lambert, his spouse and his children under the age of 21. Mr. Lambert’s employment agreement terminated in accordance with its terms upon his retirement in March 2006.

In August 1999, we entered into an employment contract with Dana W. Kammersgard that provided for a base salary during fiscal 2005 in the amount of $350,000. The employment contract may be terminated at the option of either us or Mr. Kammersgard “for cause” or, upon 30 days written notice, for convenience and “without cause.” If we terminate for convenience, Mr. Kammersgard is entitled to a severance payment equal to his then-current annual base salary. In addition, following termination of employment other than due to death or disability, we may hire Mr. Kammersgard as a consultant for a period of one year at a cost of 25% of his then-current annual base salary, during which period Mr. Kammersgard may not engage in any business activities that directly compete with our business. The agreement also provides for indemnification of Mr. Kammersgard, non-disclosure of our confidential or proprietary information and health and dental insurance for Mr. Kammersgard, his spouse and his children under the age of 21.

In November 1999, we entered into an employment offer letter with Preston S. Romm pursuant to which Mr. Romm became our Chief Financial Officer. Mr. Romm’s employment agreement provided for a base salary of $247,000 during fiscal 2005. Mr. Romm’s employment agreement was terminable at will by us or Mr. Romm. The agreement also provided for non-disclosure of our confidential or proprietary information and health and dental insurance for Mr. Romm, his spouse and his children under the age of 21. Mr. Romm’s employment agreement terminated in accordance with its terms upon his resignation in March 2006.

In February 2006, we entered into an employment offer letter with Patrick E. Collins pursuant to which Mr. Collins became our Chief Operating Officer. Mr. Collins’ employment agreement provided for a base salary of $350,000 during fiscal 2006. Mr. Collins’ employment agreement was terminable at will by us or Mr. Collins. The agreement also provided for non-disclosure of our confidential or proprietary information and health and dental insurance for Mr. Collins, his spouse and his children under the age of 21. Mr. Collins’ employment agreement terminated in accordance with its terms upon his resignation in July 2006.

In March 2006, we entered into a consulting letter agreement with our former Chief Executive Officer, Mr. Lambert. Pursuant to the consulting letter agreement, Mr. Lambert performs consulting services for us during a three-year period beginning as of March 1, 2006 for a consulting fee of $16,666 per month. The vesting of all of Mr. Lambert’s stock options was accelerated in full in connection with the consulting letter agreement, and such stock options will continue to be exercisable during the consulting period in accordance with their terms. Mr. Lambert is restricted from competing with us during the consulting period, and the consulting period will terminate early upon an acquisition of us, Mr. Lambert’s election or Mr. Lambert’s death or permanent disability. In the event of any such early termination, Mr. Lambert will receive a lump sum payment equal to the amount he would have been eligible to receive if the consulting period continued for the full original three-year period.

In April 2006, we amended Mr. Kammersgard’s change of control agreement, which was originally entered into in August 2001, and entered into a change of control agreement with Mr. Davis. Mr. Kammersgard’s amended change of control agreement provides that, in the event of an acquisition of Dot Hill or similar corporate event, Mr. Kammersgard’s then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect, reduced by any severance payments payable under his employment agreement. Mr. Davis’ change of control agreement provides that if Mr. Davis’ employment with us is terminated by us other than for cause or by Mr. Davis for good reason within two months prior to or 24 months after a change of control of Dot Hill, Mr. Davis’ then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect.

In April 2006, we entered into a severance agreement with Mr. Burke that provides that if, within the next two years, we terminate Mr. Burke’s employment with us, other than for cause, or Mr. Burke terminates his employment with us for good reason, Mr. Burke will be entitled to a single lump sum payment equal to six months of his base salary as in effect at the time of such termination.

In July 2006, we entered into an employment offer letter with Hanif I. Jamal pursuant to which Mr. Jamal became our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Mr. Jamal’s employment agreement provided for a base salary of $270,000 per annum. Mr. Jamal’s employment agreement may be terminated by us or Mr. Jamal at will. The agreement also provides for non-disclosure of our confidential or proprietary information and health and dental insurance for Mr. Jamal and his spouse. Also in July 2006, we entered into a change of control agreement with Mr. Jamal, which provides that if Mr. Jamal’s employment with us is terminated by us other than for cause or by Mr. Jamal for good reason within two months prior to or 24 months after a change of control of Dot Hill, Mr. Jamal’s then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect.

In July 2006, we entered into a consulting letter agreement with our former Chief Operating Officer, Mr. Collins. Pursuant to the consulting letter agreement, Mr. Collins performed consulting services for us until the earlier of January 17, 2007 or termination of his consulting services, for a fee of $5,000 per week. In addition Mr. Collins was entitled to and earned milestone fees totaling $76,500 for the successful achievement of several business objectives outlined in his consulting agreement. Reimbursement for COBRA premiums during the consulting period was also provided with the agreement. The terms of agreement provided that Mr. Collins was restricted from competing with us during the consulting period; may not recruit, solicit or induce any Dot Hill employee to terminate his or her employment with us, during his consulting period and for three years after its termination; and non-disclosure of our confidential or proprietary information. Mr. Collins’ consulting agreement expired and he was paid in full in November 2006.

In establishing the triggering events for payment obligations in connection with termination events under our employment and change of control agreements with our named executive officers, the Compensation Committee considered several factors. Payments upon termination by us without cause or by the employee for good reason are provided because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. Dot Hill benefits by requiring a general release from terminated employees. In addition, Dot Hill may request non-compete and non-solicitation provisions in connection with individual separation agreements. Payments and option acceleration upon terminations in connection with a change of control are intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with Dot Hill despite uncertainties while a transaction is under consideration or pending, assurance of severance and benefits for terminated employees and access to the equity component of total compensation after a change of control.

Potential Payments Upon Termination or Change-In-Control

The following table sets forth potential payments to our named executive officers upon various termination or change of control events assuming such events occurred as of December 31, 2006.

				Termination
				Without
		Termination		Cause or
		Without		Upon Good	Voluntary
		Cause or		Reason after	Termination,
		Upon Good	Change of	Change	Death
Name	Benefit(1)	Reason	Control	of Control	or Disability

Dana W. Kammersgard	lump sum cash	$367,500	$459,375	—	—
	option vesting acceleration	—	—	$865	—
Hanif I. Jamal	lump sum cash	—	—	$337,500	—
	option vesting acceleration	—	—	$202,500	—
Philip A. Davis	lump sum cash	—	—	$302,500	—
	option vesting acceleration	—	—	—	—
Shad L. Burke	lump sum cash	$100,000	—	—	—
James L. Lambert	lump sum cash	$433,333	$433,333	—	$433,333

(1)	Amounts shown for option vesting acceleration represent the value of in-the-money unvested options that would have accelerated if the named executive officer was terminated on December 31, 2006 in connection with a change of control based on the difference between the market value of our common stock on that date and the exercise price of the respective options.

Grants of Plan-Based Awards

We grant stock options to our executive officers under the 2000 EIP. As of March 1, 2007, options to purchase a total of 5,809,130 shares were outstanding under the 2000 EIP, and a total of 375,040 shares remained available for grant under the 2000 EIP.

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the change of control agreements described in “Employment and Change of Control Agreements.” Options expire ten years from the date of grant. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant. The fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the Nasdaq Stock Market on the last market trading day prior to such date.

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended December 31, 2006.

						All Other Option
		Date of				Awards: Number	Exercise or		Grant Date
		Board	Estimated Possible Payouts Under			of Securities	Base Price of		Fair Value of
		Action	Non-Equity Incentive Plan Awards(1)			Underlying	Option	Grant Date	Option
		Granting	Threshold	Target	Maximum	Options	Awards	Price	Awards(2)
Name	Grant Date	Award	($)	($)	($)	(#)	($/Sh)	($/Sh)	($)

Dana W. Kammersgard	3/7/06	3/7/06	$29,400	$294,000	$588,000	150,000	$6.87	$6.73	$653,745
Hanif Jamal	7/31/06	6/27/06	$29,986	$59,971	$59,971	225,000	$3.03	$3.17	$433,238
Philip Davis	3/7/06	3/7/06	$12,100	$121,000	$242,000	100,000	$6.87	$6.73	$435,830
Shad Burke	3/7/06	3/7/06	$6,250	$50,000	$50,000	25,000	$6.88	$6.73	$109,118
James L. Lambert	—	—	—	—	—	—	—	—	—
Preston S. Romm	3/7/06	3/7/06	$15,561	$155,610	$311,220	125,000	$6.87	$6.73	$544,788
Patrick E. Collins	3/1/06	2/9/06	$20,417	$204,167	$408,332	400,000	$6.76	$7.02	$1,715,440

(1)	The amounts shown in these columns represent the threshold, target and maximum payout levels under our 2006 Executive Compensation Plan. The actual amount of incentive bonus earned by each named executive officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 in Note 1 to Consolidated Financial Statements under the heading “Change in Accounting for Share-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2006.

	Option Awards
	Number of	Number of Securities
	Securities Underlying	Underlying Unexercised
	Unexercised Options	Options
	(#)	(#)	Option Exercise Price	Option
Name	Exercisable	Unexercisable(1)	($)	Expiration Date

Dana W. Kammersgard	75,000	—	$3.375	10/23/2010
	10,000	—	$9.38	4/1/2008
	100,000	—	$1.89	7/23/2011
	48,957	1,043	$3.10	1/1/2013
	50,000	—	$15.15	1/1/2014
	38,333	41,667	$6.10	1/31/2015
	130,208	119,792	$6.25	11/1/2014
	—	150,000	$6.87	3/7/2016
Hanif I. Jamal	—	225,000	$3.03	7/31/2016
Philip A. Davis	100,000	—	$10.82	3/24/2014
	47,917	52,083	$6.10	1/31/2015
	—	100,000	$6.87	3/7/2016
Shad L. Burke	12,396	22,604	$5.26	7/18/2015
	—	25,000	$6.88	3/16/2016
James L. Lambert	100,000	—	$6.00	1/22/2011
	16,000	—	$9.38	4/1/2008
	150,000	—	$1.89	7/23/2011
	150,000	—	$3.10	1/1/2013
	100,000	—	$15.15	1/1/2014
	245,000	—	$6.10	1/31/2015
Preston S. Romm	—	—	—	—
Patrick E. Collins	—	—	—	—

(1)	Unvested options appearing in this column were granted under the 2000 EIP. One-fourth of the option grant vests on the first anniversary of the grant date. Following the first anniversary of the grant date, the remaining options vest pro-rata on a monthly basis and become fully-vested on the fourth anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of stock options, and all stock awards vested and the value realized pursuant to the vesting of stock awards, during 2006 by each of our named executive officers.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)
Name	(#)	($)

Dana W. Kammersgard	—	—
Hanif I. Jamal	—	—
Philip A. Davis	—	—
Shad L. Burke	—	—
James L. Lambert	—	—
Preston S. Romm	127,998	$72,089
Patrick E. Collins	—	—

(1)	The value realized on exercise is equal to the difference between the option exercise price and the closing price of our common stock on the date of exercise, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or other nonqualified deferred compensation plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2006, with respect to all of our equity compensation plans in effect on that date.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	5,435,930	$6.12	3,410,323
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	5,435,930	$6.12	3,410,323

(1)	Includes the 2000 EIP, the Directors’ Plan and our 2000 Employee Stock Purchase Plan. 1,711,535 shares under column (c) are attributable to our 2000 Employee Stock Purchase Plan.

(2)	As of December 31, 2006, we did not have any equity compensation plans that were not approved by our stockholders.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Dot Hill’s preference to avoid related party transactions.
\y

Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Dot Hill is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of Dot Hill, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2006, we granted options to purchase an aggregate of 2,162,500 shares of our common stock to our directors and executive officers, with exercise prices ranging from $3.03 to $6.88.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Please see “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of Dot Hill will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008, Attn: Kirsten Garvin, or contact

Ms. Garvin at (760) 476-3811. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

Other Matters

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Dana W. Kammersgard
President and Chief Executive Officer

Carlsbad, California
April 17, 2007

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC is available without charge upon written request to: 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008, Attn: Secretary.

DOT HILL SYSTEMS CORP. 2200 FARADAY AVENUE, SUITE 100 CARLSBAD, CA 92008
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Dot Hill Systems Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e- mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dot Hill Systems Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DOTHL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOT HILL SYSTEMS CORP.

Vote on Directors

Proposal 1:	To elect two directors, Kimberly E. Alexy and Joseph D. Markee, to hold office until the 2010 Annual Meeting. Nominees: 01) Kimberly E. Alexy 02) Joseph D. Markee	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote for the election of the nominees for director.
		For	Against	Abstain
Vote on Proposals

Proposal 2:	To ratify the selection of Deloitte &Touche LLP as independent auditors of Dot Hill for its fiscal year ending December 31, 2007.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DOT HILL SYSTEMS CORP.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2007
The undersigned hereby appoints Dana W. Kammersgard and Hanif I. Jamal, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dot Hill Systems Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dot Hill Systems Corp. to be held at 2200 Faraday Avenue, Suite 100, Carlsbad, California on Friday, May 25, 2007, at 8:30 a.m. (Pacific time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, and with discretionary authority as to any and all other matters that may properly come before the meeting.
Unless a contrary direction is indicated, this Proxy will be voted for the nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued and to be signed on other side)